Exhibit 23.6

27 August 2024	SENDER NAME Grand View Research Inc. 201, Spear Street Ste., #1100 San Francisco, CA 94105

To

Ultratrex Inc.

220 Orchard Road

Unit 05-01, Midpoint Orchard

Singapore 238852

To Whom It May Concern:

We, Grand View Research Inc have made/will be making a sale of our market research reports namely:

1. U.S., Europe, Asia Pacific Excavator and Dredging Machines Market Report, 2030

We hereby provide our consent to you for use and sharing of the data, information, and statements from our research report in the documents, presentations and statutory reports related to your Initial Public Offering.

In granting such consent, we represent that, to our knowledge, the statements made in each such research report are accurate and fairly present the matters referred to therein.

We have no objection to you using information of our report and provide citation to our research work on a condition that wherever you use it, it must cite Grand View Research as a source of information.

Further, we disclaim any liability arising from it.

Sincerely,

/s/ Michelle Thoras
NAME: Michelle Thoras
TITLE: Director Client Relations

Grand View Research, Inc.

201 Spear Street, Suite #1100

San Francisco CA 94105